SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                Form 8-A/A No. 2

                For Registration Of Certain Classes Of Securities
                    Pursuant to Section 12(b) or 12(g) Of the
                         Securities Exchange Act Of 1934

                               Amendment No. 2 to
                         Form 8-A Registration Statement

                            The ServiceMaster Company
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             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                                   36-3858106
(State of Incorporation or Organization)  (I. R. S. Employer Identification No.)

      3250 Lacey Road, Suite 600
        Downers Grove, Illinois                         60515-1700
(Address of Principal Executive Offices)                 (Zip Code)
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If this form relates to the registration of a class of       If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange Act     securities pursuant to Section 12(g) of the Exchange
and is effective pursuant to General Instruction A. (c),     Act and is effective pursuant to General Instruction A.
please check the following box.  [x]                         (d), please check the following box: [ ]

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Securities Act registration statement file number to which this form relates: None
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Securities to be registered pursuant to Section 12(b) of the Act:
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          Title of Each Class to be so Registered                         Name of Each Exchange on Which
          ---------------------------------------                         Each Class is to be Registered
                                                                          ------------------------------
              Preferred Stock Purchase Rights                                New York Stock Exchange

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Securities to be registered pursuant to Section 12(g) of the Act:  None



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                 Information Required In Registration Statement

Introduction

         On February 23, 2005 the Board of Directors of The ServiceMaster Company (the "Company") approved an amendment (the "Amendment") to the Rights Agreement (as defined below) to accelerate the expiration date of Company's preferred stock purchase rights (the "Rights") from December 12, 2007 to March 15, 2005. The Amendment became effective on February 24, 2005. This Form 8-A/A No. 2 restates the description of the Rights to reflect the Amendment.

Item 1.  Description of Registrant's Securities to be Registered.

         The Company entered into a Merger and Reorganization Agreement which was amended and restated as of October 3, 1997 and which provided among other things for the merger (the "Reincorporating Merger") of a subsidiary of the Company into ServiceMaster Limited Partnership, a Delaware limited partnership ("SMLP"), under terms upon which among other things: (i) each limited partnership share issued by SMLP and outstanding immediately prior to the Reincorporating Merger was converted into one share of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock") and (ii) the Company become the ultimate parent in the ServiceMaster enterprise. The Reincorporation Merger was effected on December 26, 1997. The Board of Directors of the Company in connection with the Reincorporating Merger authorized the issuance of one Right for each share of Common Stock of the Company into which the limited partnership shares in SMLP were converted in the Reincorporating Merger (the "Reincorporation Shares") simultaneous with the issuance of the Reincorporation Shares and authorized the issuance of one Right for each share of Common Stock of the Company other than any Reincorporation Share issued after the Reincorporating Merger and before the earliest of the Distribution Date (as defined below), the redemption of the Rights and the Expiration Date (as defined below) and in certain cases following the Distribution Date. Each Right entitles the registered holder to purchase from the Company two three-thousandths of a share of Series A Junior Participating Preferred Stock, par value $. 01 per share, of the Company (the "Preferred Shares") at an exercise price of $86.67 per two three-thousandths of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 15, 1997, as amended as of February 24, 2005 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

         The Rights will be evidenced by certificates representing shares of Common Stock and not by separate certificates until the earlier to occur of (i) the tenth day after the date it is publicly announced that a person or group other than certain exempt persons (an "Acquiring Person"), together with persons affiliated or associated with such Acquiring Person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (a "Triggering Event") and (ii) the tenth business day after the commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an exempt person if, upon consummation of the offer, such person could acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date").


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         Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with shares of Common Stock, and the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with such Common Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

         The Rights will first become exercisable after the Distribution Date (unless sooner redeemed, exchanged or expired). Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. The Rights will expire at the close of business on March 15, 2005 (the "Expiration Date"), unless earlier redeemed or exchanged by the Company as described below.

         In the event that a person becomes an Acquiring Person, each Right (other than Rights that are or were beneficially owned by the Acquiring Person and certain related persons and transferees, which will thereafter be void) shall thereafter be exercisable not for Preferred Shares, but for a number of shares of Common Stock (or, in certain cases, common equivalent shares) having a market value of two times the exercise price of the Right. In the event that, at the time or after a person becomes an Acquiring Person, the Company is involved in a merger or other business combination in which (i) the Company is not the surviving corporation, (ii) Common Stock is changed or exchanged, or (iii) 50% or more of the Company's consolidated assets or earning power are sold, then each Right (other than Rights that are or were owned by the Acquiring Person and certain related persons and transferees, which will thereafter be void) shall thereafter be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the Right.

         In addition, at any time after a person has acquired beneficial ownership of 50% or more of the outstanding Common Stock, the Company may elect to exchange all or part of the Rights (excluding void Rights held by an Acquiring Person and certain related persons and transferees) for shares of Common Stock on a one-for-one basis.

         The exercise price payable, and the number and kind of securities, cash or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend or distribution on, or a subdivision or combination of, the Common Stock, (ii) upon the grant to holders of Common Stock of rights, options or warrants to subscribe for Common Stock or securities convertible into Common Stock at less than the current market price, (iii) upon the distribution to holders of Common Stock of securities, cash, evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings) and (iv) in connection with recapitalizations of the Company or reclassifications of the Common Stock.

         No fractional Preferred Shares will be issued (other than fractions which are integral multiples of two three-thousandths of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

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         At any time prior to the earlier of (i) the occurrence of a Triggering
Event and (ii) the Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0067 per Right (the "Redemption Price"). The Redemption Price will be payable in cash, shares (including fractional shares) of Common Stock or any other form of consideration deemed appropriate by the Board of Directors. Immediately upon action of the Board of Directors ordering redemption of the Rights, the ability of holders to exercise the Rights will terminate and the only rights of such holders will be to receive the Redemption Price.

         At any time prior to the occurrence of a Triggering Event, the Board of Directors of the Company may amend or supplement the Rights Agreement without the approval of the Rights Agent or any holder of the Rights. Thereafter, the Rights Agreement may not be amended or changed in any manner which would adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate thereof).

         The Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $25 per share and 1,500 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment equal to the greater of $100 per share and 1,500 times the payment made per share of Common Stock. Each Preferred Share will have 1,500 votes per share, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 1,500 times the amount received per share of Common Stock.

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the occurrence of a Triggering Event, because until such time the Rights may generally be redeemed by the Company at $.0067 per Right.

         This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated in this Registration Statement on Form 8-A/A by reference.

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Item 2.  Exhibits.
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Exhibit Number    Description of Document

1.1               Amended and Restated Certificate of Incorporation of The ServiceMaster Company, a Delaware
                  corporation, as filed with the Secretary of State, State of Delaware, on November 6, 1997 is
                  incorporated by reference to Exhibit 1 to the Current Report on Form 8-K filed as of December 23,
                  1997 by ServiceMaster Limited Partnership (File No. 1-09378) (the "1997 8-K").

1.2               Bylaws of The ServiceMaster Company, as amended through April 26, 2002, are incorporated by reference to Exhibit 3(ii) to The ServiceMaster Company's Quarterly Report on Form 10-Q for the
                  quarter ended March 31, 2002 (File No. 1-14762).

1.3               Rights Agreement between The ServiceMaster Company and Harris Trust and Savings Bank, as adopted on December 12, 1997, is incorporated by reference to Exhibit 3 to the 1997 8-K.

1.4 Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, is incorporated by reference to Exhibit 4 to the 1997 8-K.

1.5               First Amendment to Rights Agreement dated as of February 24, 2005 between The ServiceMaster
                  Company and Harris Trust and Savings Bank.

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                                    Signature

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 24, 2005                The ServiceMaster Company

                                       By:  /s/ Jim L. Kaput
                                            ----------------
                                       Jim L. Kaput
                                       Senior Vice President and General Counsel






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                                  Exhibit Index
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Exhibit Number    Description of Document

1.1               Amended and Restated Certificate of Incorporation of The ServiceMaster Company, a Delaware
                  corporation, as filed with the Secretary of State, State of Delaware, on November 6, 1997 is
                  incorporated by reference to Exhibit 1 to the Current Report on Form 8-K filed as of December 23,
                  1997 by ServiceMaster Limited Partnership (File No. 1-09378) (the "1997 8-K").

1.2               Bylaws of The ServiceMaster Company, as amended through April 26, 2002, are incorporated by reference to Exhibit 3(ii) to The ServiceMaster Company's Quarterly Report on Form 10-Q for the
                  quarter ended March 31, 2002 (File No. 1-14762).

1.3               Rights Agreement between The ServiceMaster Company and Harris Trust and Savings Bank, as adopted on December 12, 1997, is incorporated by reference to Exhibit 3 to the 1997 8-K.

1.4 Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, is incorporated by reference to Exhibit 4 to the 1997 8-K.

1.5               First Amendment to Rights Agreement dated as of February 24, 2005 between The ServiceMaster
                  Company and Harris Trust and Savings Bank.

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